Exhibit 4.6

DESCRIPTION OF THE COMPANY’S SECURITIES

The following summary is a description of the material terms of our capital stock. This summary is not complete, and is qualified by reference to our amended and restated certificate of incorporation, and our amended and restated bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporations Law for additional information.

Our amended and restated certificate of incorporation authorize us to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no shares of preferred stock outstanding.

Warrants Issued in IPO

The Class A Warrants and Class B Warrants issued in our IPO were in registered form under separate warrant agent agreements (each a “Warrant Agent Agreement”) between us and our warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”). The material provisions of the warrants are set forth herein and a copy of each of the Warrant Agent Agreements are filed as exhibits to this report. The Company and the Warrant Agent may amend or supplement each of the Warrant Agent Agreements without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under each of the Warrant Agent Agreements as the parties thereto may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Class A Warrant or Class B Warrant holders, respectively. All other amendments and supplements to each of the Warrant Agent Agreement shall require the vote or written consent of holders of at least 50.1% of each of the Class A Warrants and Class B Warrants, as applicable.

Class A Warrants

The Class A Warrants entitle the registered holder to purchase one share of our common stock at an exercise price equal to $7.00 per share, exercisable until the fifth anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise of the Class A Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend, recapitalization, reorganization, merger or consolidation.

The Class A Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Class A Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Class A Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class A Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Class A Warrants will be exercisable for cash unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the Class A Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Class A Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the Class A Warrants until the expiration of the Class A Warrants. Additionally, the market for the Class A Warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the Class A Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such Class A Warrants reside. If we fail to maintain a current prospectus or prospectus relating to the common stock issuable upon the exercise of the Class A Warrants, such holders may exercise their Class A Warrants on a “cashless” basis pursuant to a formula set forth in the terms of the Class A Warrants. In no event will the registered holders of a Class A Warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of our common stock.

No fractional shares of common stock will be issued upon exercise of the Class A Warrants. If, upon exercise of the Class A Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple Class A Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Class A Warrants.

Class B Warrants Offered Hereby

The Class B Warrants entitle each holder to purchase one share of our common stock at an exercise price equal to $10.00 per share, exercisable until the fifth anniversary of the issuance date and subject to certain adjustment and cashless exercise provisions as described herein. The exercise price and number of shares of common stock issuable upon exercise of the Class B Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The Class B Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Class B Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Class B Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class B Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Class B Warrants will be exercisable for cash unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the Class B Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Class B Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the Class B Warrants until the expiration of the Class B Warrants. Additionally, the market for the Class B Warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the Class B Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such Class B Warrants reside. In no event will the registered holders of a Class B Warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of our common stock. If we fail to maintain a current prospectus or prospectus relating to the common stock issuable upon the exercise of the Class B Warrants, such holders may exercise their Class B Warrants on a “cashless” basis pursuant to a formula set forth in the terms of the Class B Warrants.

Additionally, holders of Class B Warrants may exercise such warrants on a “cashless” basis upon the earlier of (i) 10 trading days from the issuance date of such warrant or (ii) the time when $10.0 million of volume is traded in our common stock, if the volume weighted average price (“VWAP”) of our common stock on any trading day on or after the date of issuance fails to exceed the exercise price of the Class B Warrant (subject to adjustment for any stock splits, stock dividends, stock combinations, recapitalizations and similar events). In such event, the aggregate number of shares of common stock issuable in such cashless exercise shall equal the product of (x) the aggregate number of shares of common stock that would be issuable upon exercise of the Class B Warrant in accordance with its terms if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.00.

No fractional shares of common stock will be issued upon exercise of the Class B Warrants. If, upon exercise of the Class B Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple Class B Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Class B Warrants.

Warrants

We have the following warrants outstanding:

●	warrants to purchase an aggregate of 115,190 shares of our common stock having an exercise price per share equal to $2.30, which warrants expire on April 5, 2024;

●	warrants to purchase an aggregate of 128,438 shares of our common stock having an exercise price per share equal to $0.03, which warrants expire on October 22, 2025;

●	a warrant to purchase 226,599 shares of our common stock having an exercise price per share equal to $3.18, which warrant expires on March 15, 2026;

●	placement agent warrants to purchase 150,000 shares of our common stock having an exercise price per share equal to $1.25, which warrants expire on July 7, 2026;

●	placement agent warrants to purchase 75,000 shares of our common stock having an exercise price per share equal to $1.25, which warrants expire on August 4, 2026;

●	warrants to purchase an aggregate of 8,655 shares of our common stock having an exercise price per share equal to $0.95, which warrants expire on July 22, 2030;

●	underwriter warrants to purchase an aggregate of 108,000 shares of our common stock having an exercise price per share equal to $12.50, which warrants expire on November 9, 2026.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make hostile takeovers, including the following transactions, more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. As a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Undesignated Preferred Stock

The ability of our Board of Directors, without action by the stockholders, to issue undesignated shares of preferred stock with voting or other rights or preferences as designated by our Board of Directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Authorized Common Stock

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at any meeting of shareholders. Our amended and restated by-laws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

No Cumulative Voting; No Action Without a Meeting; Special Meeting of Stockholders

Stockholders are not permitted to cumulate their votes for the election of directors. In addition, stockholders are not able to take action by written consent, and are only able to take action at annual or special meetings of our stockholders. Furthermore, special meetings of our stockholders may be called only by Chief Executive Officer, our President, our Board of Directors or a majority of our stockholders.

Exclusive Forum Selection

Our amended and restated certificate of incorporation require, to the fullest extent permitted by law, subject to limited exceptions, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel in any action brought to enforce the exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision provides that the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction over any action arising under the Securities Act or the rules and regulations thereunder, and the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction. To the extent the exclusive forum provision restricts the courts in which our stockholders may bring claims arising under the Securities Act and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Investors cannot waive compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Although we believe this provision benefits our company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers and increasing the cost to stockholders of bringing such lawsuits.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing of Common Stock

Our common stock is listed on the NASDAQ Capital Market under the symbol “BJDX.”

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